Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release:     J. Daniel Sizemore (251) 967-4249

VISION BANCSHARES, INC. REPORTS FOURTH QUARTER 2003 EARNINGS

GULF SHORES, ALABAMA – JANUARY 22, 2004 – Vision Bancshares, Inc., (VBAL.OB) today reported a consolidated net loss of $217 thousand for the fourth quarter of 2003 compared to a net profit of $17 thousand for the fourth quarter of 2002. On both a basic and diluted basis, the loss per share was $0.12 for the fourth quarter of 2003 versus earnings per share of $0.02 for the same period of last year. For the year ended December 31, 2003, the Company reported a consolidated net loss of $251 thousand compared to a consolidated net profit of $91 thousand for the year ended December 31, 2002. On both a basic and diluted basis, the loss per share was $0.13 for the year 2003 versus earnings of $0.09 per share for the year 2002.

Vision Bank, FSB, the Company’s new federal savings bank headquartered in Panama City, Florida, which completed 11 ½ months of operations at year-end 2003, recorded a net operating loss of $188 thousand for the fourth quarter of 2003 and a net operating loss of $1,223 thousand for the year. The anticipated net operating loss posted by Vision Bank, FSB continues to be the primary reason for the consolidated year-to-date net operating loss.

Vision Bank, the Company’s Alabama bank subsidiary, which began operations in March 2000, posted a net operating profit of $20 thousand for the fourth quarter of 2003 and a net operating profit of $835 thousand for the year. The reduction in fourth quarter earnings of the Alabama bank subsidiary was primarily due to the additional provision of $498 thousand to the allowance for loan losses as a result of the write-off of a single unsecured commercial credit identified by management as a loss in December of 2003. During the fourth quarter 2003, primarily due to the loan write-off and overall growth in the loan portfolio, the Company provided $656 thousand to the allowance for loan losses bringing its total provision for the year to $1,290 thousand. This compares to a provision of $616 thousand for the prior year. Net loan charge-offs for 2003 were $607 thousand compared to $240 thousand for 2002. Non-performing assets were $514 thousand representing 0.29% of outstanding loans at December 31, 2003 compared to $306 thousand, or 0.28% of outstanding loans, at December 31, 2002. The Company’s allowance for loan losses at December 31, 2003 represented 1.18% of outstanding loans compared to 1.28% at December 31, 2002.

“The fourth quarter was characterized by strong growth in both deposits and loans and continued progress in the core earnings of our franchise. The Company has recorded nine consecutive quarters of positive earnings before provisions for income taxes and loan losses,” said J. Daniel Sizemore, Vision Bancshares’ Chairman and CEO. “As expected, the consolidated net operating loss reflects the additional overhead expenses incurred with the opening of our Florida based savings bank this year. The Florida subsidiary, with its two locations in Panama City and Panama City Beach, continues to surpass its original projections in balance sheet growth. Although there was a fairly significant drop in fourth quarter earnings in our Alabama based bank due to the additional provision for loan losses, we are pleased that the Alabama bank has completed eight consecutive quarters of profitability recording a year-to-date net operating profit for 2003 of $835 compared to $509 thousand for 2002, which represents a 64% increase in earnings. We are also pleased that our Alabama bank continues to experience strong growth in loans and deposits. Management feels the loan write-off in our Alabama bank was an isolated case and our allowance for loan losses remains adequate to absorb future losses which may exist in the loan portfolio. With the loan write-off in December, the Company’s net charge-offs as a percentage of average outstanding loans at 0.43% was below the commercial bank state and national averages recently published by the Federal Deposit Insurance Corporation. We remain on target with our goals in achieving the solid financial growth and market expansions we have strategically planned for the Company,” continued Mr. Sizemore. Total consolidated assets grew $67 million to $207 million at December 31, 2003, compared to $140 million at year-end 2002. At December 31, 2003, outstanding loans grew $66 million to $175 million while total deposits increased $61 million to $179 million. Mr. Sizemore further stated, “We anticipate the recent growth trends to continue in 2004 and see continued improvement in the Company’s earnings during 2004. Our mission focuses on personal commitment to our communities and service to our customers, while maximizing shareholder value. We have created a high quality, supportive work environment for our talented Vision team members that promotes customer relationships through creativity and flexibility. At this time, with this vision, we continue to strengthen our position as the premier community bank throughout the Gulf Coast communities which we serve.”

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. is an Alabama corporation organized in July 1999 as a bank holding company and headquartered in Gulf Shores, Alabama. It is the parent company for Vision Bank, a state banking corporation organized in March 2000 under the laws of the State of Alabama. Vision Bank provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, and Fairhope. Vision Bancshares, Inc. is also the parent company for Vision Bank, FSB, organized in January 2003 as a federal savings bank chartered by the Office of Thrift Supervision. Vision Bank, FSB provides banking services to the customers in Bay County and the panhandle of Florida through its offices located in Panama City and Panama City Beach.